Exhibit 4.8.73 - Document List - CATALOGUE OF PIPELINE 1

SUNTEC Cleanroom & HVAC Engineering Co., Ltd
LIST OF DRAWINGS New Plant Project of Shenyang Sunshine Pharmaceutical Company Limited Production Workshop Design of Working Drawings Pipeline System

			Project No.	Q558	Total 6 Pages
Prepared by	Checked by	Approved by	Drawing No.	D Wen - 558-1-PP-1/1
E05-061305-80